LOAN AGREEMENT

Dated as of
October 14, 2014
between
SABLE OPERATING COMPANY
"BORROWER"
AND
THE LENDERS NAMED HEREIN

LOAN AGREEMENT
THIS LOAN AGREEMENT, dated effective as of October 14, 2014, is entered into between SABLE OPERATING COMPANY, a Delaware corporation f/k/a NYTEX Petroleum, Inc. (the "Borrower") and ___________________, a ____________, _____________________, a ____________, _____________________, a _____________, _____________________, a ____________, _______________________, a ______________, _____________________, a ____________, (each a “Lender” and collectively, the “Lenders”)
W I T N E S S E T H:
WHEREAS, the Borrower has requested the Lenders to make a purchase money term loan to the Borrower in the principal amount of FIFTEEN MILLION and NO/100 DOLLARS ($15,000,000.00), until the Maturity Date, to be evidenced by Borrower’s Promissory Notes in the aggregate face principal amount of $15,000,000.00, with a separate Promissory Note payable to the order of each Lender in the amount of its Commitment and dated as of even date herewith (as renewed, extended, rearranged, substituted, replaced or otherwise modified from time to time, each a “Note” and collectively the “Notes”), the proceeds of which are to be used to finance Borrower's purchase of the oil and gas leasehold interests and related property and equipment described in the Acquisition Agreement (hereinafter defined) (the “Purchased Assets”) and to finance the other expenditures described in the Sources and Uses of Funds attached hereto as Exhibit A; and
WHEREAS, the Lenders, severally and not jointly, are willing to make the Loan to the Borrower in the original principal amount of $15,000,000.00, all upon the terms and conditions herein set forth, and upon Borrower’s granting in favor of Lenders a continuing and continuous, first priority purchase money deed of trust Lien, pledge of and security interest in the Collateral (as hereinafter defined), all as more particularly described and defined in the Mortgage, as collateral and security for all indebtedness incurred pursuant to the Loan;
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, receipt of which is acknowledged by the parties hereto, the parties agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
1.1    Definitions. When used herein, the following terms shall have the following meanings:
“Acquisition Agreement” means that certain Purchase and Sale Agreement between Upham Oil& Gas Company, L.P., MKU Producing L.P., and RU Producing L.P., as seller, and Borrower, as purchaser, dated July 7, 2014, including all amendments thereto.
"Affiliate" shall mean any Person which, directly or indirectly, controls, or is controlled by, or is under common control with, another Person and any partner, officer or employee of any such Persons. For purposes of this definition, "control" shall mean the power, directly or indirectly, to direct or in effect cause the direction of the management and policies of such Person whether by contract or otherwise.
"Agreement" shall mean this Loan Agreement, as amended, restated, supplemented or otherwise modified from time to time.
“Assignment Pro-rata Share” means, with respect to each Lender, a quotient expressed as a percentage determined by dividing such Lender’s Commitment by $15,000,000.00.
"Business Day" shall mean a day other than a Saturday, Sunday or a day upon which banks in the State of Texas are closed to business generally.
"CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, together with all regulations and rulings promulgated with respect thereto.
"Closing Date" shall mean the date of the execution and delivery of the loan documents and the funding of the Secured Notes.
"Collateral" shall have the meaning assigned to that term in Section 3.1 of this Agreement.
"Commitment" shall mean the several commitment of each Lender to make a Loan to Borrower in the amount set forth opposite such Lender’s name on Exhibit B, and “Commitments” shall mean the aggregate commitments of all Lenders to make the Loan to Borrower which, when added together, equal the sum of $15,000,000.00.
"Debt" shall mean and include, as of any date, all items which, in accordance with GAAP, would be included on the liabilities side of Borrower’s balance sheet, including all obligations under leases which, in accordance with GAAP, would be recorded as capital leases, but excluding stated capital, paid-in capital and retained earnings, and excluding, with respect to the Borrower and its Subsidiaries, amounts set forth as liabilities for unearned revenue on a balance sheet.
"Default Rate" shall mean the then applicable contract rate of interest calculated in accordance with this Agreement plus two percent (2%).
"Environmental Laws" shall mean Laws, including without limitation federal, state or local Laws, ordinances, rules, regulations, interpretations and orders of courts or administrative agencies or authorities relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata), including without limitation CERCLA, SARA, RCRA, HSWA, OPA, HMTA, TSCA and other Laws relating to (i) Polluting Substances or (ii) the manufacture, processing, distribution, use, treatment, handling, storage, disposal or transportation of Polluting Substances.
"ERISA" shall mean the Federal Employee Retirement Income Security Act of 1974, as amended, together with all regulations and rulings promulgated with respect thereto.
"Event of Default" shall mean any of the events specified in Section 7.1 of this Agreement, and "Default" shall mean any event, which together with any lapse of time or giving of any notice, or both, would constitute an Event of Default.
"GAAP" shall mean generally accepted accounting principles applied on a consistent basis in all material respects to those applied in the preceding period. Unless otherwise indicated herein, all accounting terms will be defined according to GAAP.
"hereby", "herein", "hereof", "hereunder" and similar such terms shall mean and refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which the respective word appears.
"Highest Lawful Rate" shall mean, with respect to the Lenders, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on any other Indebtedness under laws applicable to the Lenders which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.
"HMTA" shall mean the Hazardous Materials Transportation Act, as amended, together with all regulations and rulings promulgated with respect thereto.
"HSWA" shall mean the Hazardous and Solid Waste Amendments of 1984, as amended, together with all regulations and rulings promulgated with respect thereto.
"Hydrocarbons" shall have the meaning assigned to that term in the Mortgage.
"Indebtedness" shall mean and include any and all: (i) indebtedness, obligations and liabilities of the Borrower to the Lenders incurred or which may be incurred or purportedly incurred hereafter pursuant to the terms of this Agreement or any of the other Loan Documents, and any replacements, amendments, extensions, renewals, substitutions, amendments and increases in amount thereof, and all lawful interest and all reasonable costs and expenses incurred in connection with the preparation, filing and recording of the Loan Documents, including attorney’s fees and legal expenses; (ii) all reasonable costs and expenses paid or incurred by the Lenders, including attorney’s fees, in enforcing or attempting to enforce collection of any Indebtedness and in enforcing or realizing upon or attempting to enforce or realize upon any collateral or security for any Indebtedness, including interest on all sums so expended by the Lenders accruing from the date upon which such expenditures are made until paid, at an annual rate equal to the Default Rate; provided, however, Borrower shall only be obligated to pay legal fees and expenses for a single law firm that represents all Lenders and any legal fees and expenses of separate law firms engaged by, or representing, individual Lenders shall be paid by such Lenders; and (iii) all sums expended by the Lenders in curing any Event of Default or Default of the Borrower under the terms of this Agreement the other Loan Documents or any other writing evidencing or securing the payment of the Notes together with interest on all sums so expended by the Lenders accruing from the date upon which such expenditures are made until paid, at an annual rate equal to the Default Rate.
"Laws" shall mean all statutes, laws, ordinances, regulations, orders, writs, injunctions, or decrees of the United States, any state or commonwealth, any municipality, any foreign country, any territory or possession, or any Tribunal.
“Lender” and “Lenders” shall have the definitions assigned to such terms in the preamble to this Agreement. References to “Lenders” means 100% of the Lenders collectively.
"Lien" shall mean any mortgage, pledge, security interest, assignment, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement or other similar form of public notice under the Laws of any jurisdiction).
"Loan" shall mean the loans by Lenders to Borrower as provided in Section 2.1.
"Loan Documents" shall mean this Agreement, the Notes, the Security Instruments (including without limitation, the Mortgage), and all other documents, instruments and certificates executed and delivered to the Lenders by the Borrower pursuant to the terms of this Agreement.
“Majority Lenders” shall mean Lenders whose Pro-rata Share, taken together, exceed fifty percent (50%).
"Material Adverse Change" shall mean any material and adverse change to (i) the assets, financial condition, business condition, operations or properties of the Borrower, materially different from the facts represented or warranted herein or in any of the other Loan Documents, (ii) the ability of the Borrower to meet its obligations and its other material obligations under the Loan Documents on a timely basis, or (iii) the enforceability of the material terms of any of the Loan Documents.
“Maturity Date” shall mean October 15, 2017.
"Mortgage" shall have the meaning assigned to that term in Section 3.1 of this Agreement, including without limitation, any amendments thereto or supplements thereof.
"Mortgaged Property" shall mean the “Secured Property” and “UCC Collateral”, in each case as defined in the Mortgage.
"Note" and “Notes” shall have the definitions assigned to such terms in the recitals to this Agreement, together with each and every extension, renewal, modification, rearrangement, replacement, substitution, consolidation and change thereof.
“NYTEX” means NYTEX Energy Holdings, Inc., a Delaware corporation, d/b/a Sable Natural Resources.
"OPA" shall mean the Oil Pollution Act of 1990, as amended, together with all regulations and rulings promulgated with respect thereto.
"Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, and a government or any department, agency or political subdivision thereof.
"Polluting Substances" shall mean all pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes and shall include, without limitation, any flammable explosives, radioactive materials, oil, hazardous materials, hazardous or solid wastes, hazardous or toxic substances or related materials defined in CERCLA/SARA, RCRA/HSWA and in the HMTA; provided, in the event either CERCLA/SARA, RCRA/HSWA or HMTA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and, provided further, to the extent that the Laws of any State or other Tribunal establish a meaning for "hazardous substance, "hazardous waste," "hazardous material," "solid waste" or "toxic substance" which is broader than that specified in CERCLA/SARA, RCRA/HSWA, or HMTA, such broader meaning shall apply.
“Pro-rata Share” shall mean, with respect to each Lender, the quotient (expressed as a percentage) determined by dividing such Lender’s Commitment by the total Commitment of all Lenders, as such total Commitment may change by the addition of new Lenders from time to time after the Closing Date.
"RCRA" shall mean the Resource Conservation and Recovery Act of 1976, as amended, together with all regulations and rulings promulgated with respect thereto.

"SARA" shall mean the Superfund Amendments and Re-authorization Act of 1987, as amended, together with all regulations and rulings promulgated with respect thereto.
"Security Instruments" shall mean the Mortgage, any security agreement and all other financing statements, assignments, pledges, documents or writings and any and all amendments and supplements thereto, granting, conveying, assigning, transferring or in any manner providing the Lenders with a Lien in any property as security for the repayment of all or any part of the Indebtedness.
"Taxes" shall mean all taxes, assessments, fees, or other charges or levies from time to time or at any time imposed by any Laws or by any Tribunal.
"Tribunal" shall mean any municipal, state, commonwealth, Federal, foreign, territorial or other sovereign, governmental entity, governmental department, court, commission, board, bureau, agency or instrumentality.
"TSCA" shall mean the Toxic Substances Control Act, as amended, together with all regulations and rulings promulgated with respect thereto.
“Warrants” means those certain Warrants to be issued by NYTEX to each Lender for such Lender’s Assignment Pro-rata Share of 8,250,000 shares of common stock with an exercise price of $0.50 per share and an exercise period that commences on the Closing Date and ends at 5:00 p.m. on the second (2nd) anniversary of the Closing Date.
1.2    Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the financial statements of the Borrower herein.

ARTICLE II
LOAN
2.1    Loan. Each Lender agrees, severally and not jointly, upon the terms and subject to the conditions hereinafter set forth, to make a Loan to the Borrower in the principal amount of such Lender’s Commitment for the limited purposes of providing (i) purchase money financing to Borrower for the acquisition of the Purchased Assets, and (ii) financing the payment by Borrower of the costs and expenses described on Exhibit A.
2.2    Notes and Note Payments. On the Closing Date, the Borrower shall execute and deliver to the order of each Lender a Note in the amount of such Lender’s Commitment. Each Note shall be dated as of the Closing Date and shall bear interest on the unpaid principal balance from time to time outstanding at the rate of 13% per annum. Interest only on each Note shall be due and payable quarterly in arrears commencing on January 15, 2015, and continuing on the fifteenth (15) day of each April, July, October, and January thereafter through April 15, 2016. Commencing on July 15, 2016, and continuing on the fifteenth (15) day of each October, January, April and July thereafter, principal and interest shall be due and payable quarterly based upon a fifteen (15) year amortization schedule. The unpaid principal balance, and all accrued and unpaid interest, shall be due and payable on the Maturity Date. After maturity (whether by acceleration or otherwise), the Notes shall bear interest at a per annum rate equal from day to day to the Default Rate payable on demand. Interest shall be calculated on the basis of a year of 365 or 366 days, as applicable. In the event that any Lender shall receive any payments on its Note in excess of its Pro-rata Share of the payment received by all Lenders, then such Lender shall pay any excess to the other Lenders so that each Lender shall have received its Pro-rata Share of the entire payment.
All payments and prepayments shall be made in lawful money of the United States of America in immediately available funds. Any payments or prepayments on the Notes received by the Lenders after 3:00 o’clock p.m. (Dallas, Texas time) shall be deemed to have been made on the next succeeding Business Day. Any voluntary prepayment shall be applied first to accrued but unpaid interest then to the next succeeding installment(s) of principal.
2.3    Proceeds of Sale of Mortgaged Property. In the event any interest in any of the Mortgaged Property is sold, the sales proceeds of any such sale shall be applied initially to the outstanding principal balance of the Notes prior to application against the accrued interest under the Notes, in accordance with each lender’s Pro-rata Share; provided, however, no such sale shall occur except as permitted in Section 5.15 or without the prior written consent of Lenders, not to be unreasonably withheld.
2.4    Late Fees. Any principal or interest due under this Agreement, the Notes, or any other Loan Document which is not paid within 10 days after its due date (whether as stated, by acceleration or otherwise) shall be subject to a late payment charge of five percent (5.00%) of the total payment due, in addition to the payment of interest. Borrower agrees to pay and stipulate that five percent (5.00%) of the total payment due is a reasonable amount for a late payment charge. Borrower shall pay the late payment charge upon demand by any Lender or, if billed, within the time specified, and in immediately available Federal funds.

ARTICLE III
SECURITY
3.1    Collateral. The repayment of the Indebtedness shall be secured by a first Lien granted by Borrower to Lenders pursuant to a Deed of Trust, Assignment of As-Extracted Collateral, Security Agreement, Fixture filing and Financing Statement (the “Mortgage”) dated as of the Closing Date executed by Borrower to Rudolph Estess, Jr., as trustee, for the benefit of Lenders covering the “Collateral” (as defined the Mortgage) and being referred to herein as the "Collateral") which Collateral includes, among other property, all of Borrower’s right, title and interest in and to the Purchased Assets being acquired by Borrower pursuant to the Acquisition Agreement with proceeds of the Loans, subject to any exceptions to title set forth in the Mortgage or in the Acquisition Agreement and subject to the Assignment (hereinafter defined).
3.2    Additional Documents or Instruments/Cross Collateralization and Cross-Default. The Borrower agrees to deliver to the Lenders such other reports, certificates, data and writings as the Lenders may request from time to time to evidence, perfect, more fully evidence or perfect or evaluate the Lenders’ continuing Lien in the Collateral. Each of the Notes is cross-collateralized and cross-defaulted with the others to the fullest extent permitted by applicable law. Further, if any Lender accelerates the Note payable to such Lender, such acceleration shall have the effect of accelerating all of the Notes without the necessity of any action on the part of the other Lenders.
ARTICLE IV
CONDITIONS PRECEDENT TO LOAN
4.1    Conditions Precedent to Loan. The obligation of each Lender to fund its respective Commitment is subject to the satisfaction of all of the following conditions on or prior to the Closing Date (in addition to the other terms and conditions set forth herein):
(a)    No Default. There shall exist no Event of Default or Default on the Closing Date.
(b)    Representations and Warranties. The representations, warranties and covenants set forth in Articles V and VI shall be true and correct on and as of the Closing Date, with the same effect as though made on and as of the Closing Date.
(c)    Borrower’s Certificate. The Borrower shall have delivered to the Lenders a Certificate, dated as of the Closing Date certifying (i) to the matters covered by the conditions specified in subsections (a) and (b) of this Section 4.1, (ii) that the Borrower has performed and complied with all agreements and conditions required to be performed or complied with by it prior to or on the Closing Date, (iii) to the name and signature of the officers of Borrower authorized to execute and deliver the Loan Documents and any other documents, certificates or writings and to borrow under this Agreement, and (iv) to such other matters in connection with this Agreement which the Lenders shall determine to be advisable. The Lenders may conclusively rely on such Certificate until they receive notice in writing to the contrary.
(d)    Proceedings. On or before the Closing Date, all corporate proceedings of the Borrower shall have been taken in connection with the transactions contemplated by the Loan Documents and shall be satisfactory in form and substance to the Lenders and their counsel; and the Lenders shall have received certified copies, in form and substance satisfactory to the Lenders and their counsel, of the Articles and Bylaws of Borrower and the resolutions of Borrower, as adopted, authorizing the execution and delivery of the Loan Documents, the borrowings under this Agreement, and the granting of Liens in the Collateral pursuant to the Security Instruments, to secure the payment of the Indebtedness.
(e)    Loan Documents/Security Instruments. The Borrower shall have delivered to the Lenders this Loan Agreement and the Security Instruments, appropriately executed by all parties, witnessed and acknowledged to the satisfaction of the Lenders and dated as of the Closing Date, together with such financing statements, and other documents as shall be necessary and appropriate to perfect the Lenders’ Liens in the Collateral covered by said Security Instruments.
(f)    Warrants. Borrower shall have caused NYTEX to issue the Warrants to the Lenders.
(g)    Notes. The Borrower shall have delivered the Notes to the order of the Lenders, appropriately executed.
(h)    Mortgage. The Borrower shall have executed and delivered the Mortgage to the Lenders in multiple recordable form counterparts as reasonably required by the Lenders.
(i)    Other Information. The Lenders shall have received such title and other information regarding the Collateral and other documents and assurances as shall be reasonably requested by the Lenders.
(j)    Assignment. Borrower shall execute and deliver to Lenders for immediate filing in Palo Pinto County, Texas an Assignment of Working Interest in Oil and Gas Leases (the “Working Interest Assignment”) that assigns to each Lender its Assignment Pro-rata Share of a 33.33% working interest in and to the Purchased Assets, with such Assignment being effective on the earlier of (i) October 15, 2017, or (ii) the date of the payment of the Notes and the release of the Mortgage. In addition, Borrower shall execute and deliver to Lenders for immediate filing in Palo Pinto County, Texas an Assignment of Overriding Royalty Interest in Oil and Gas Leases (the “ORRI Assignment”) that assigns to each Lender its Assignment Pro-rata Share of a 3% (3% of 100%) over-riding royalty interest in and to the Purchased Assets, with such Assignment being effective on the Closing Date. The working interests will be governed by a Model Form Operating Agreement (the “JOA”) in a form prepared by Borrower and provided to Lenders prior to the Closing Date. The JOA will include a right of first refusal in favor of Borrower in the event any Lender determines to transfer, sell, assign or convey the working or overriding royalty interest received by it. The JOA will include an area of mutual interest described on an exhibit to the JOA but basically covering a two mile radius around the Purchased Assets. Finally, the JOA will also provide the working interest owners a right of first refusal to participate with Borrower in the purchase of additional acreage from any of Upham Oil & Gas Company, L.P., MKU Producing L.P., and RU Producing L.P. or their Affiliates. Each Lender shall execute and return a signed counterpart of the JOA to Borrower.
(j)    Good Standing Certificates. Borrower shall have caused to be issued to the Lenders a certificate of fact (evidencing the existence and good standing of Borrower in Delaware) and other documents and information as is reasonably requested by the Lenders relating to Borrower’s governance or charter documents.
(k)    UCC Searches/Other Information. Lenders shall have a certified UCC search covering the Borrower, as debtor, from the central filing office of the State of Delaware and such other jurisdictions as the Lenders reasonably deems necessary or appropriate, and the Lenders shall have received such other information, certificates, resolutions, documents and assurances as Lenders shall reasonably request.
ARTICLE V
COVENANTS
The Borrower covenants and agrees with the Lenders that from the date hereof and so long as this Agreement is in effect (by extension, amendment or otherwise) and until payment in full of all Indebtedness and the performance of all other obligations of the Borrower under this Agreement, unless the Lenders shall otherwise consent in writing, which consent will not be unreasonably withheld:
5.1    Payment of Taxes and Claims. The Borrower will pay and discharge or cause to be paid and discharged all Taxes imposed upon the income or profits of the Borrower or upon the property, real, personal or mixed, or upon any part thereof, belonging to the Borrower before the same shall be in default, and all lawful claims for labor, rentals, materials and supplies which, if unpaid, might become a Lien upon its property or any part thereof; provided however, that the Borrower shall not be required to pay and discharge or cause to be paid or discharged any such Tax, assessment or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings, and adequate book reserves shall be established with respect thereto, and the Borrower shall pay such Tax, charge or claim before any property subject thereto shall become subject to execution.
5.2    Maintenance of Legal Existence. The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and will continue to conduct and operate its business substantially as being conducted and operated presently. The Borrower will become and remain qualified to conduct business in Texas and each jurisdiction where the nature of the business or ownership of property by the Borrower may require such qualification.
5.3    Preservation of Property. The Borrower will at all times maintain, preserve and protect all franchises and trade names and keep all the remainder of its properties which are used or useful in the conduct of its businesses whether owned in fee or otherwise, or leased, in good repair and operating condition; from time to time make, or cause to be made, all needful and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly conducted at all times; and comply with all material leases to which it is a party or under which it occupies property so as to prevent any material loss or forfeiture thereunder.
5.4    Insurance. To the extent customary in the oil and gas industry for similarly situated leasehold working interest owners, operators and producers, Borrower will keep or cause to be kept, adequate insurance by financially sound and reputable insurers covering Borrower's property, including the Collateral, and its operations thereon. If requested by Lenders any insurance policies covering the Collateral shall be endorsed to provide for payment of losses to Lenders as their interest may appear, to provide that such policies may not be canceled, reduced or affected in any manner for any reason without thirty (30) days prior notice to Lenders, and to provide for any other matters which Lenders may reasonably require.
5.5    Compliance with Applicable Laws. The Borrower will comply with the requirements of all applicable Laws (including with limitation, Occupational Safety and Health Administration (OSHA) provisions, rules, regulations and orders of any Tribunal and obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business.
5.6    Financial Statements and Reports.
(a)    Borrower Quarterly Financial Statements. As soon as practicable and in any event within sixty (60) days after the end of every fiscal quarter of the Borrower other than and except only for the fourth (4th) and final fiscal quarter of each fiscal year, the Borrower shall furnish to the Lenders the following internally prepared GAAP consolidated financial statements:
(i)    A consolidated balance sheet of the Borrower at the end of such period, and
(ii)    A consolidated statement of income of the Borrower for such period with year-to-date earnings, setting forth in each case in comparative form the figures for the previous fiscal year, if applicable, all in reasonable detail. The report of the preparer of the reports (the President or Chief Financial Officer of Borrower) shall constitute and be deemed a certification that he/she has obtained no knowledge of any Event of Default or Default as defined herein, or, if any Event of Default or Default existed or exists, specifying the nature and period of existence thereof and that the Borrower is in compliance with all covenants, warranties, and representations set forth herein.
(iii)    At the Borrower’s option, any of the above described financial statements may be prepared, audited and/or reviewed by Borrower’s outside accounting firm.
(b)    Annual Financial Reports/ Tax Returns. As soon as available and in any event within thirty (30) days after the final filing deadline for same, the Borrower shall provide the Lenders with full and complete copies of Borrower’s federal and state tax returns prepared by a reputable certified public accountant. Within one hundred twenty (120) days of the end of the calendar year, the Borrower shall provide the Lenders with internally prepared GAAP financial statements (including the information in Section 5.6 (a) (i) and (ii), respectively, above for such entire applicable fiscal year period) in form and scope reasonably acceptable to the Lenders.
(c)    Production and Volume Reports. Within sixty (60) days after the end of each fiscal quarter, Borrower shall submit to Lenders a quarterly production report effective as of the close of such calendar quarter setting forth the oil and gas production from the Purchased Assets for such quarter, all of which shall be in detail, form, content, and scope reasonably acceptable to Lenders.
5.7    Environmental Covenants. The Borrower will immediately notify the Lenders of and provide the Lenders with copies of any notifications of discharges or releases or threatened releases or discharges of a Polluting Substance on, upon, into or from the Collateral which are given or required to be given by or on behalf of the Borrower to any federal, state or local Tribunal if any of the foregoing may materially and adversely affect the Borrower or any part of the Collateral, and such copies of notifications shall be delivered to the Lenders at the same time as they are delivered to the Tribunal. The Borrower further agrees promptly to undertake and diligently pursue to completion any appropriate and legally required remedial containment and cleanup action in the event of any release or discharge or threatened release or discharge of a Polluting Substance on, upon, into or from the Collateral. At all times while owning and operating the Collateral, the Borrower will maintain and retain complete and accurate records of all releases, discharges or other disposal of Polluting Substances on, onto, into or from the Collateral, including, without limitation, records of the quantity and type of any Polluting Substances disposed of on or off the Collateral.
5.8    Notice of Default. Immediately upon any officer becoming aware of any condition or event which constitutes an Event of Default or Default or any default or event of default under any other loan, mortgage, financing or security agreement, the Borrower will give the Lenders a written notice thereof specifying the nature and period of existence thereof and what actions, if any, the Borrower is taking and proposes to take with respect thereto.
5.9    Notice of Litigation. Immediately upon becoming aware of the existence of any action, suit or proceeding at law or in equity before any Tribunal, an adverse outcome in which would (i) materially impair the ability of any of the Borrower to carry on its business substantially as now conducted, (ii) materially and adversely affect the condition (financial or otherwise) of the Borrower, or (iii) result in monetary damages in excess of $250,000, the Borrower will give the Lenders a written notice specifying the nature thereof and what actions, if any, the Borrower is taking and proposes to take with respect thereto.
5.10    Notice of Claimed Default. Immediately upon becoming aware that the holder of any note or any evidence of indebtedness or other security of the Borrower has given notice or taken any action with respect to a claimed default or event of default thereunder, if the amount of the note or indebtedness exceeds $250,000 the Borrower will give the Lenders a written notice specifying the notice given or action taken by such holder and the nature of the claimed default or event of default thereunder and what actions, if any, the Borrower is taking and proposes to take with respect thereto.
5.11    Change of Management/Business Purpose. Borrower will not permit or cause any change in the (i) executive management of the day to day operations of the Borrower's business activities, or (ii) basic business and business purposes of Borrower which would constitute a Material Adverse Change. Within thirty (30) days after any change in any officer of the Borrower holding the office of President or Chief Executive Officer, the Borrower shall give written notice thereof to the Lenders, together with a description of the reasons for the change.
5.12    Requested Information. With reasonable promptness, the Borrower will give the Lenders such other data and information relating to the Borrower as from time to time may be reasonably requested by the Lenders.
5.13    Inspection. The Borrower will keep complete and accurate books and records with respect to the Collateral and its other properties, businesses and operations and will permit employees and representatives of the Lenders to review, audit, inspect and examine the same and to make copies thereof and extracts therefrom during normal business hours. All such records shall be at all times kept and maintained at the offices of the Borrower in Dallas, Texas.
5.14    Maintenance of Employee Benefit Plans. The Borrower will maintain each employee benefit plan as to which it may have any liability or responsibility in compliance with ERISA and all other Laws applicable thereto.
5.15    Disposition/Negative Pledge or Encumbrance of Collateral and Other Assets. The Borrower will not transfer, sell, assign, convey or encumber any of the Collateral, whether to an Affiliate of Borrower or otherwise, without first obtaining Lenders’ prior written consent thereto, subject, however, to Borrower's right to sell obsolete or worn out equipment replaced, if necessary, with new or serviceable equipment and subject to the Assignment.
5.16    Limitation on Other Indebtedness. The Borrower will not create, incur, assume, become or be liable in any manner in respect of, or suffer to exist, any indebtedness whether evidenced by a note, bond, debenture, agreement, letter of credit or similar or other obligation, or accept any deposits or advances of any kind, except: (i) trade payables and current indebtedness (other than for borrowed money) incurred in, and deposits and advances accepted in, the ordinary course of business, (ii) the Debt described on Exhibit C; (iii) indebtedness (other than to the Lenders hereunder) not exceeding $2,000,000 in the aggregate; (iv) contingent liabilities arising from the operations of the Borrower in the ordinary course of business such as plugging liabilities and similar operational matters customary for operators in the oil and gas industry; (v) the Indebtedness, and (vi) Debt to refinance the Indebtedness evidenced by the Notes.
5.17    Limitation on Liens. Borrower will not create, incur or suffer to exist any Lien upon any of the Collateral, except (i) Liens in favor of Lenders securing the Indebtedness; (ii) Liens (including statutory tax liens to the extent not delinquent) arising in the ordinary course of business for sums not due or sums being contested in good faith and by appropriate proceedings and not involving any deposits, advances, borrowed money or the deferred purchase price of property or services; and (iii) Liens expressly permitted to exist under the terms of any of the Security Instruments.
5.18    Merger, Consolidation, Acquisition. Borrower will not merge or consolidate with or into any other Person; or permit any Person to merge into the Borrower; or acquire all or substantially all of the assets or properties or capital stock of any other Person; or adopt or effect any plan of reorganization, recapitalization, liquidation or dissolution; or acquire any properties or assets other than in the normal and ordinary course of business; provided, however, the Borrower may enter into letters of intent pertaining to merger, consolidation or acquisition subject to obtaining the Lenders’ written consent thereto prior to consummation of the transactions contemplated by such letter(s) of intent.
5.19    Distributions/Dividends. The Borrower will not declare, pay or become obligated to declare or pay any capital, cash or other distributions or dividends on any class of its capital stock now or hereafter outstanding, make any distribution of capital, cash or property to holders of any class of the capital stock of the Borrower, or redeem, retire, purchase or otherwise acquire, directly or indirectly, any capital stock now or hereafter outstanding except for such dividends necessary for its shareholders to pay applicable federal and state income taxes due on or attributable to earnings of the Borrower for such taxable/calendar year.
5.20    Change of Fiscal Year. The Borrower will not change its fiscal year from its present fiscal year (fiscal year ending December 31).
5.21    Change of Business. The Borrower will not engage in any business activity substantially different from or unrelated to present business activities and operations.
5.22    Organizational Documents and Assumed Names. The Borrower will not amend, alter, modify or restate its Articles or Bylaws in any way which would: (i) change the name or adopt a trade name for the Borrower; or (ii) in any manner that would adversely affect the Borrower’s obligations or covenants to the Lenders hereunder.
5.23    Transactions with Affiliates. The Borrower will not enter into any transaction, including (without limitation) the purchase, sale or exchange of property or the rendering or furnishing of any service, with any Affiliate of the Borrower, except transactions in the ordinary course of the businesses of the Borrower and upon fair and reasonable terms no less favorable than the Borrower would obtain in a transaction for the same purpose with a Person that is not an Affiliate of the Borrower.
5.24    Other Agreements. The Borrower will not enter into or permit to exist any agreement which: (i) would cause an Event of Default or a Default hereunder; or (ii) contains any provision which would be violated or breached by the performance of the Borrower’s obligations hereunder or under any of the other Loan Documents.
5.25    Payment of Indebtedness. The Borrower hereby agrees to pay, when due and owing, all Indebtedness, whether or not evidenced by the Notes.
5.26    Board Observation Rights. Each Lender, and/or its designated agent or attorney, shall have the right to attend and observe all meetings of the Board of Directors of Borrower and shall receive the same notice of such meetings as the Directors.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
To induce the Lenders to enter into this Agreement and to make the Loans to the Borrower under the provisions hereof, and in consideration thereof, the Borrower represents, warrants and covenants for the benefit of Lenders as follows:
6.1    Organization and Qualification. The Borrower is duly organized, validly existing, and in good standing as a corporation under the Laws of Delaware, and is duly registered and in good standing as a foreign corporation in each other jurisdiction in which the nature of the business transacted or the property owned is such as to require licensing or qualification as such.
6.2    Litigation. There is no action, suit, investigation or proceeding threatened or pending before any Tribunal against or affecting the Borrower or any properties or rights of the Borrower which, if adversely determined, would result in a liability of greater than $250,000 or would otherwise result in any material adverse change in the business or condition, financial or otherwise, of the Borrower. The Borrower is not in default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any Tribunal.
6.3    Conflicting Agreements and Other Matters. The Borrower is not in default in the performance of any obligation, covenant, or condition in any material agreement to which it is a party or by which it is bound. The Borrower is not a party to any contract or agreement or subject to any other restriction which materially and adversely affects its business, property or assets, or financial condition. The Borrower is not a party to or otherwise subject to any contract or agreement which restricts or otherwise affects the right or ability of the Borrower to execute the Loan Documents or the performance of any of their respective terms. Neither the execution nor delivery of any of the Loan Documents, nor fulfillment of nor compliance with their respective terms and provisions will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien (except those created by the Loan Documents) upon any of the properties or assets of the Borrower pursuant to, or require any consent, approval or other action by or any notice to or filing with any Tribunal (other than routine filings after the Closing Date with the Securities and Exchange Commission, any securities exchange and/or state blue sky authorities) pursuant to the Articles and Bylaws of the Borrower, any award of any arbitrator, or any agreement, instrument or Law to which the Borrower is subject.
6.4    Authorization. The board of directors or shareholders of the Borrower have duly authorized the execution and delivery of each of the Loan Documents and the performance of their respective terms. No other consent of any other Person, except for the Lenders, is required as a prerequisite to the validity and enforceability of the Loan Documents.
6.5    Purposes. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any borrowing hereunder will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. If requested by the Lenders, the Borrower will furnish to the Lenders a statement in conformity with the requirements of Federal Reserve Form U-1, referred to in Regulation U, to the foregoing effect. Neither the Borrower nor any agent acting on behalf thereof has taken or will take any action which might cause this Agreement or the Notes to violate any regulation of the Board of Governors of the Federal Reserve System (including Regulations G, T, U and X) or to violate any securities laws, state or federal, in each case as in effect now or as the same may hereafter be in effect.
6.6    Compliance with Applicable Laws. The Borrower is in compliance with all material Laws, ordinances, rules, regulations and other legal requirements applicable to it and the business conducted by it, the violation of which could or would have a material adverse effect on its business or condition, financial or otherwise. Neither the ownership of any shares of the Borrower, nor any continued role of any Person in the management or other affairs of the Borrower (i) will result or could result in the Borrower’s noncompliance with any Laws, ordinances, rules, regulations and other legal requirements applicable to the Borrower, or (ii) could or would have a material adverse effect on the business or condition, financial or otherwise, of the Borrower.
6.7    Possession of Franchises, Licenses. The Borrower possesses all franchises, certificates, licenses, permits and other authorizations from governmental political subdivisions or regulatory authorities, free from burdensome restrictions, that are necessary in any material respect for the ownership, maintenance and operation of its properties and assets, and the Borrower is not in violation of any thereof in any material respect.
6.8    Leases, Easements and Rights of Way. Borrower enjoys peaceful and undisturbed possession of all leases, easements and rights of way necessary in any material respect for the operation of his properties and assets, none of which contains any unusual or burdensome provisions that might materially affect or impair the operation of such properties and assets. All such leases, easements and rights of way are valid and subsisting and are in full force and effect.
6.9    Taxes. The Borrower has filed all Federal, state and other income tax returns which are required to be filed and has paid all Taxes, as shown on said returns, and all Taxes due or payable without returns and all assessments received to the extent that such Taxes or assessments have become due. All Tax liabilities of the Borrower are adequately provided for on the books of the Borrower, including interest and penalties. No income tax liability of a material nature has been asserted by taxing authorities for Taxes in excess of those already paid.
6.10    Disclosure. Neither this Agreement nor any other Loan Document or writing furnished to Lenders by or on behalf of Borrower in connection herewith contains any untrue statement of a material fact nor do such Loan Documents and writings, taken as a whole, omit to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact known to Borrower and not reflected in the financial statements provided to Lenders which materially adversely affects its assets or in the future may materially adversely affect the business, property, assets or financial condition of Borrower which has not been set forth in this Agreement, in the Loan Documents or in other documents furnished to Lenders by or on behalf of Borrower prior to the date hereof in connection with the transactions contemplated hereby.
6.11    Investment Company Act Representation. The Borrower is not an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.
6.12    ERISA. Since the effective date of Title IV of ERISA, no Reportable Event has occurred with respect to any Plan. For the purposes of this section the term "Reportable Event" shall mean an event described in Section 4043(b) of ERISA. For the purposes hereof the term "Plan" shall mean any plan subject to Title IV of ERISA and maintained for employees of the Borrower, or of any member of a controlled group of corporations, as the term "controlled group of corporations" is defined in Section 1563 of the Internal Revenue Code of 1986, as amended (the "Code"), of which the Borrower is a part. Each Plan established or maintained by the Borrower is in material compliance with the applicable provisions of ERISA, and the Borrower has filed all reports required by ERISA and the Code to be filed with respect to each Plan. The Borrower has met all requirements with respect to funding Plans imposed by ERISA or the Code. Since the effective date of Title IV of ERISA there have not been any nor are there now existing any events or conditions that would permit any Plan to be terminated under circumstances which would cause the lien provided under Section 4068 of ERISA to attach to the assets of the Borrower. The value of each Plan’s benefits guaranteed under Title IV of ERISA on the date hereof does not exceed the value of such Plan’s assets allocable to such benefits on the date hereof.
6.13    Fiscal Year. The fiscal year of the Borrower ends as of December 31 of each year.
6.14    Title to Properties; Authority. Borrower has full power, authority and legal right to own and operate the properties which it now owns and operates, and to carry on the lines of business in which it is now engaged, and upon closing of the transaction described in the Acquisition Agreement it will have good and indefeasible title to the Mortgaged Property subject to no Lien of any kind except Liens permitted by this Agreement. Borrower has full power, authority and legal right to execute and deliver and to perform and observe the provisions of this Agreement and the other Loan Documents. Borrower further represents to Lenders that any and all after acquired interest in all or any part of the Mortgaged Property being concurrently or subsequently assigned of record to Borrower is and shall be deemed encumbered by the Mortgage in all respects.
6.15    Environmental Representations. To the best of the Borrower’s knowledge and belief, upon reasonable and good faith inquiry exercised with due diligence and in accordance with normal industry standards:
(a)    The Borrower is not subject to any liability or obligation relating to (i) the environmental conditions on, under or about the Collateral, including, without limitation, the soil and ground water conditions at the location of any of the Borrower’s properties, or (ii) the use, management, handling, transport, treatment, generation, storage, disposal, release or discharge of any Polluting Substance; and
(b)    The Borrower has not obtained and is not required to obtain or make application for any permits, licenses or similar authorizations to construct, occupy, operate or use any buildings, improvements, facilities, fixtures and equipment forming a part of the Collateral by reason of any Environmental Laws.
6.16    Oil and Gas Contracts. All contracts, agreements and leases related to any of the oil and gas mining, mineral or leasehold properties and all contracts, agreements, instruments and leases to which the Borrower is a party, to the best of Borrower’s knowledge following a due diligence inquiry thereby, are valid and effective in accordance with their respective terms, and all agreements included in the oil and gas mining, mineral or leasehold properties in the nature of oil and/or gas purchase agreements, and oil and/or gas sale agreements are in full force and effect and, to the best of Borrower’s knowledge following a due diligence inquiry thereby, are valid and legally binding obligations of the parties thereto and all payments due thereunder have been made, except for those suspended for reasonable cause in the ordinary course of business; and, there is not under any such contract, agreement or lease any existing default known or that should be known to the Borrower by any party thereto or any event which, with notice or lapse of time, or both, would constitute such default, other than minor defaults which, in the aggregate, would result in losses or damages of not more than $250,000 to the Borrower.
6.17    Ownership of Mortgaged Property. Borrower hereby represents, warrants and covenants that as of the Closing Date Borrower will own the working interests, royalty interests and net revenue interests in the oil and gas leasehold estate constituting the Mortgaged Property covered by the Mortgage as represented to Lenders.
6.18    Compliance with Certain Laws. None of the principals (including principals of Borrower's equity interest owners) of the Borrower has been convicted of (or pleaded nolo contendre to) a crime involving bank fraud, embezzlement, sex offenses against a minor, mail fraud, or money laundering. For purposes of this representation, "principal" is defined as follows: (i) for a sole proprietorship: the proprietor; (ii) for a partnership: each general partner and each partner who is a natural person and holds 20% or more ownership interest in the limited partnership, (iii) for a corporation, limited liability company, association or development company: each director, each of the five most highly compensated executives or officers of the entity, and each natural person who is a direct or indirect holder of 20% or more of the ownership stock or stock equivalent of the entity.
6.19    Equal Treatment; Most Favored Nations. Borrower shall not offer or provide to any Lender any interest in, or benefit from, the Purchased Assets unless such offer is made to all Lenders on an equal basis.
ARTICLE VII
EVENTS OF DEFAULT
7.1    Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default hereunder (whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of Law or otherwise):
(a)    Borrower shall fail to make any payment on the Notes when due and such failure shall continue for 10 days after written notice to Borrower from any Lender; or
(b)    Any representation or warranty of the Borrower made herein or in any writing furnished in connection with or pursuant to any of the Loan Documents shall have been false or misleading in any material respect on the date when made if such misrepresentation continues to have a material adverse effect on the Borrower or its financial capacity or business operations; or
(c)    The Borrower shall fail to duly observe, perform or comply with any covenant, agreement or term (other than payment provisions which are governed by Section 7.1(a) hereof) contained in this Agreement or any of the Loan Documents, and such failure shall not have been cured or remedied within thirty (30) days after receipt of notice thereof from any Lender, unless such failure is not reasonably susceptible to a cure within such 30 day period and Borrower has diligently pursued a cure, in which event the cure period shall be extended up to 90 days; or
(d)    The Borrower shall default in the payment of principal or of interest on any other obligation for money borrowed or received as an advance in excess of $250,000 beyond any grace period provided with respect thereto, if the effect of such default is to cause the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to accelerate the due date of such obligation prior to its scheduled date of maturity; or
(e)    Any of the following: (i) the Borrower shall become insolvent or unable to pay its debts as they mature, make an assignment for the benefit of creditors or admit in writing its inability to pay its debts generally as they become due or fail generally to pay its debts as they mature; or (ii) an order, judgment or decree is entered adjudicating the Borrower insolvent; or (iii) the Borrower shall petition or apply to any Tribunal for the appointment of a trustee, receiver, custodian or liquidator of the Borrower or of any substantial part of the assets of the Borrower, or shall commence any proceedings relating to the Borrower under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debts, dissolution, or liquidation Law of any jurisdiction, whether now or hereafter in effect; or (iv) any petition or application shall be filed, or any proceedings shall be commenced, of a type described in subsection (iii) above, against the Borrower and an order, judgment or decree shall be entered appointing any such trustee, receiver, custodian or liquidator, or approving the petition in any such proceedings, and such order, judgment or decree shall remain unstayed and in effect for more than ninety (90) days; or (v) any order, judgment or decree shall be entered in any proceedings against any Borrower decreeing the dissolution of the Borrower and such order, judgment or decree shall remain unstayed and in effect for more than ninety (90) days; or
(f)    Any final judgment on the merits for the payment of money in an amount in excess of $250,000 shall be outstanding against the Borrower, and such judgment shall remain unstayed and in effect and unpaid for more than thirty (30) days; or
(g)    Any Reportable Event described in Section 6.12 hereof which the Lenders determines in good faith might constitute grounds for the termination of a Plan therein described or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan shall have occurred and be continuing thirty (30) days after written notice to such effect shall have been given to the Lenders by the Borrower, or any such Plan shall be terminated, or a trustee shall be appointed by a United States District Court to administer any such Plan or the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any such Plan or to appoint a trustee to administer any such Plan; or
(h)    Any default or event of default occurs under any of the other Loan Documents, including without limitation, the Mortgage (including, without limitation, any of the Security Instruments or other Loan Documents therein described or defined) and such default continues for more than thirty (30) days after written notice from any Lender to Borrower unless such default is not reasonably susceptible to a cure within such 30 day period and Borrower has diligently pursued a cure, in which event the cure period shall be extended up to 90 days.
7.2    Remedies. Upon the occurrence of any Event of Default referred to in Section 7.1(e) the Notes and all other Indebtedness shall be immediately due and payable, without notice of any kind. Upon the occurrence of any other Event of Default, and without prejudice to any right or remedy of the Lenders under this Agreement or the Loan Documents or under applicable Law of under any other instrument or document delivered in connection herewith, any Lender, acting alone, may (i) immediately impose the Default Rate on the Notes and all other outstanding Indebtedness, (ii) declare the Notes and the other Indebtedness, or any part thereof, to be forthwith due and payable, whereupon the Notes and the other Indebtedness, or such portion as is designated by such Lender shall forthwith become due and payable, without notice of acceleration, notice of intention to accelerate, presentment, demand, notice or protest or other notice of any kind, all of which are hereby expressly waived by the Borrower. No delay or omission on the part of the Lenders, or any of them, in exercising any power or right hereunder or under the Notes, the Loan Documents or under applicable law shall impair such right or power or be construed to be a waiver of any default or any acquiescence therein, nor shall any single or partial exercise by any Lender of any such power or right preclude other or further exercise thereof or the exercise of any other such power or right by the Lenders. After Default all proceeds received by any Lender shall be shared with all other Lenders so that each receives its Pro-rata Share of such proceeds and shall be applied to the Indebtedness as follows: (i) first, to all reasonable costs, fees and expenses of Lenders incurred in connection with the enforcement of this Agreement and the other Loan Documents (provided that Lenders shall only be reimbursed for the legal fees and expenses of a single law firm which shall represent all Lenders in connection with any enforcement action), (ii) second, to any late fees payable hereunder, (iii) third, to accrued and unpaid interest, and (iv) fourth, to principal. Each Lender, acting alone, shall also have, and may exercise, each and every right and remedy granted to the Lenders for default under the terms of the Security Instruments and the other Loan Documents.
7.3    Rights of Lenders to Act Independently.
(a)    General. Upon the occurrence of any Default or Event of Default, the Lenders shall endeavor in good faith to reach a consensus on a plan of action related to the exercise of remedies under the Loan Documents. In that regard, the Lenders shall communicate openly with one another and provide written notice to all Lenders of any action that any Lender proposes to take under the Loan Documents. Notwithstanding the foregoing, it shall not be necessary for all Lenders, or even a majority of Lenders, to agree upon any course of action and each Lender, acting alone (but after consultation with, and notice to the other Lenders), may exercise all rights and remedies of Lenders hereunder and under each of the other Loan Documents.
(b)    Authority. Upon the occurrence and during the continuation of any Default or Event of Default, each of the Lenders hereby irrevocably appoints each other Lender to act on its behalf as “agent” hereunder and under the other Loan Documents and authorizes each other Lender to (i) give notice of the occurrence of any Default or Event of Default, (ii) accelerate the maturity of the Notes and to give notice of such acceleration, and (iii) exercise the rights and remedies of Lenders under the Security Instruments including, without limitation, foreclosure under the Mortgage and other Security Instruments, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 7.3 are solely for the benefit of the Lenders, and neither Borrower nor any other Person shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Lenders is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(c)    Rights as a Lender. Any Lender who endeavors to act as “agent” for the other Lenders hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not acting as “agent”, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include any Lender who chooses to act as “agent” hereunder.
(d)    Exculpatory Provisions. Any Lender who acts as “agent” shall not have any duties or obligations except those it expressly determines to undertake and that are expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, any Lender who acts as agent for the other Lenders:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing; and

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers.

(e)    No Lender shall be liable for any action taken or not taken by it as “agent” (i) with the consent or at the request of the Majority Lenders, or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. No Lender shall be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to such Lender in writing by Borrower or another a Lender.

(f)        No Lender shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Lender.

(g)    Reliance. Each Lender shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Lender also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.

ARTICLE VIII
TRANSFERS OF NOTES
8.1    General Prohibition. No transfer, sale, assignment, conveyance, gift, exchange, endorsement, pledge, grant of a security interest in, or other disposition or encumbrance (including, without limitation, by operation of law and whether voluntary or involuntary) or any agreement or contract to do any of the foregoing (herein, a “Disposition”) of any Note or Loan Document, or any interest therein, may be effected by any Lender other in accordance with this Article VIII. Any attempted Disposition of a Note or Loan Document, or any interest therein or part thereof, other than in accordance with this Article VIII is null and void ab initio. A breach of this Article VIII may cause irreparable injury to the Borrower for which monetary damages are inadequate, and therefore, this Section 8.1 may be enforced by specific performance or injunctive relief. In the event that any Lender desires to make a Disposition of any Note or Loan Document, or any interest therein, Borrower shall not unreasonably withhold or delay its consent to such Disposition so long as such Lender complies in all respects with this Article VIII.
8.2    Conditions to Disposition. Borrower and the other Lenders will not recognize any purported Disposition of a Note or any Loan Document, or any interest therein or part thereof, unless and until the other applicable provisions of this Article VIII have been satisfied and the assignee or transferee has signed a written agreement to be bound by this Agreement including this Article VIII. In the case of a Disposition by a Lender that is not made pursuant to this Article VIII, the assignee will not be a “Lender” hereunder and will have no right to declare a Default or Event of Default or to otherwise exercise any rights of a “Lender” set forth herein. Each Disposition that complies with this Article VIII will be effective as of the first day of the next calendar month immediately following the month during which the Borrower and the other Lenders received notification of the Disposition and the other requirements of this Article VIII were satisfied.
8.3    Compliance with Securities Laws. Unless waived by Borrower, the right of a Lender to make a Disposition of any Note or Loan Document, or any interest therein or part thereof, or of any Person to be a Lender hereunder is condition upon (i) the Note or Loan Document, or interest therein or part thereof, subject to the proposed Disposition must be registered under the 1933 Act and any applicable state securities laws, or (ii) the Borrower must have received a favorable opinion of the Borrower’s legal counsel or of other legal counsel acceptable to the Borrower to the effect that the Disposition is exempt from registration under those laws.
8.4    Payment of Expenses. The Lender effecting a Disposition and any Person obtaining any Note or interest in any Loan Document in connection therewith must pay or reimburse, as the case may be, the Borrower for all costs and expenses incurred by the Borrower in connection with the Disposition (including, without limitation, the legal fees incurred in connection with the legal opinions referred to in Section 8.3).
8.5    Substitute Lenders. Any assignee of a Note or any Loan Document, or interest therein, may be included as a “Lender hereunder upon satisfaction (or waiver by the Borrower) of each of the following:
(i)    The Lender (or if the Disposition is on account of the death, dissolution or disability of a Lender, such Lender’s representative) effecting the subject Disposition (the “Assignor”) and the assignee or transferee (the “Assignee”) agree to indemnify the Borrower from and against any violations of securities laws committed in connection with the subject Disposition;
(ii)    The Assignor or Assignee has paid any reasonable expenses (including, without limitation, the legal fees incurred in connection with the legal opinions referred to in Section 8.3, if applicable) incurred by the Borrower; and
(iii)    The Assignee will have signed an agreement to be bound by the terms of the Loan Documents (and any other documents or instruments as the Borrower may reasonably require including, without limitation, representations as to the Assignee’s investment suitability).
MISCELLANEOUS
9.1    Notices. Unless otherwise provided herein, all notices, requests, consents and demands shall be in writing and shall be either hand-delivered (by courier or otherwise) or mailed by certified mail, postage prepaid, to the respective addresses specified below, or, as to any party, to such other address as may be designated by it in written notice to the other parties:
If to the Borrower:    Sable Operating Company
12222 Merit Drive, Suite 1850
Dallas, Texas 75251
Attn: Michael Galvis, Chief Executive Officer

If to the Lenders:

All notices forwarded or submitted hereunder will be effective when hand-delivered (via reputable courier system or otherwise by personal delivery) to the applicable notice address set forth above or when mailed by certified mail, postage prepaid, addressed as aforesaid.
9.2    Place of Payment. All sums payable hereunder shall be paid in immediately available funds to the Lenders, at their office locations set forth in Section 9.1, or at such other place as any Lender shall notify the Borrower and the other Lenders in writing. If any interest, principal or other payment falls due on a date other than a Business Day, then (unless otherwise provided herein) such due date shall be extended to the next succeeding Business Day, and such extension of time will in such case be included in computing interest, if any, in connection with such payment.
9.3    Survival of Agreements. All covenants, agreements, representations and warranties made herein shall survive the execution and the delivery of Loan Documents. All statements contained in any certificate or other instrument delivered by the Borrower hereunder shall be deemed to constitute representations and warranties by the Borrower.
9.4    Parties in Interest. All covenants, agreements and obligations contained in this Agreement shall bind and inure to the benefit of the respective successors and assigns of the parties hereto, except that the Borrower may not assign its rights or obligations hereunder without the prior written consent of the Lenders.
9.5    Governing Law and Jurisdiction. This Agreement, the Notes, the Security Instruments and all other Loan Documents shall be deemed to have been made or incurred under the Laws of the State of Texas and shall be construed and enforced in accordance with and governed by the Laws of Texas.
9.6    SUBMISSION TO JURISDICTION. THE BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY OF THE LOCAL, STATE, AND FEDERAL COURTS LOCATED WITHIN DALLAS COUNTY, TEXAS AND WAIVES ANY OBJECTION WHICH THE BORROWER MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURT AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY MAIL OR MESSENGER DIRECTED TO IT AT THE ADDRESS SET FORTH IN SECTION 9.1 HEREOF AND THAT SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT OR THREE (3) BUSINESS DAYS AFTER MAILED OR DELIVERED BY MESSENGER.
9.7    Highest Lawful Rate. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to the Lenders under laws applicable to it (including the laws of the United States of America and the State of Texas or any other jurisdiction whose laws may be mandatorily applicable to the Lenders notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to the Lenders that is contracted for, taken, reserved, charged or received by the Lenders under any of the Loan Documents or agreements or otherwise in connection with the Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by the Lenders on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by the Lenders to the Borrower); and (ii) in the event that the maturity of the Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to the Lenders may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by the Lenders as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by the Lenders on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by the Lenders to the Borrower). All sums paid or agreed to be paid to the Lenders for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to the Lenders, be amortized, prorated, allocated and spread throughout the full term of the Loan evidenced by the Notes until payment in full so that the rate or amount of interest on account of any Loan hereunder does not exceed the maximum amount allowed by such applicable law.
9.8    No Waiver; Cumulative Remedies. No failure to exercise, and no delay in exercising, on the part of the Lenders, any right, power or privilege hereunder or under any other Loan Document or applicable Law shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege of the Lenders. The rights and remedies herein provided are cumulative and not exclusive of any other rights or remedies provided by any other instrument or by law. No amendment, modification or waiver of any provision of this Agreement or any other Loan Document shall be effective unless the same shall be in writing and signed by the Lenders. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.
9.9    Costs. The Borrower agrees to pay to the Lenders on demand all reasonable costs, fees and expenses (including without limitation reasonable attorneys’ fees and legal expenses) incurred or accrued by the Lenders in connection with the negotiation, preparation, execution, delivery, filing, and recording of this Agreement, the Security Instruments and the other Loan Documents; provided, however, the aggregate fees and expenses of Lenders for which Borrower shall be liable shall not exceed $10,000. In addition, Borrower shall pay to Lenders all reasonable costs, fees and expenses (including without limitation reasonable attorneys’ fees and legal expenses) incurred or accrued by the Lenders in connection with the enforcement of this Agreement and the other Loan Documents; provided, however, Borrower shall not be liable for the payment of legal fees and expenses of more than one law firm engaged by Lenders, or by any Lender, in connection with the enforcement of the Loan Documents.
9.10    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Lenders, and such payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lenders in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy or other debtor relief law or otherwise, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.
9.11    Full Agreement. This Agreement and the other Loan Documents contain the full agreement of the parties and supersede all negotiations and agreements prior to the date hereof.
9.12    Headings. The article and section headings of this Agreement are for convenience of reference only and shall not constitute a part of the text hereof nor alter or otherwise affect the meaning hereof.
9.13    Severability. The unenforceability or invalidity as determined by a Tribunal of competent jurisdiction, of any provision or provisions of this Agreement shall not render unenforceable or invalid any other provision or provisions hereof.
9.14    Exceptions to Covenants. The Borrower shall not be deemed to be permitted to take any action or fail to take any action which is permitted as an exception to any of the covenants contained herein or which is within the permissible limits of any of the covenants contained herein if such action or omission would result in the breach of any other covenant contained herein.
9.15    Conflict with Security Instruments. To the extent the terms and provisions of any of the Security Instruments are in conflict with the terms and provisions hereof, this Agreement shall be deemed controlling.
9.16    Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.
9.17    Entire Agreement. THIS LOAN AGREEMENT OTHER THE OTHER LOAN DOCUMENTS EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO.
9.18    Amendments. The provisions of this Agreement and the other Loan Documents may be amended or waived only by an instrument in writing signed by the Borrower and Lenders.
9.19    Additional Lenders. In the event that on the Closing Date the total Commitment of all Lenders is less than $15,000,000, Borrower may add additional Lenders to this Agreement (on the same terms as are provided herein) until the aggregate Commitment of all Lenders is equal to $15,000,000. Such new Lenders shall be added by (i) the execution and delivery by Borrower to such new Lenders of a Note, a Working Interest Assignment, a ORRI Assignment, and an Amendment to the Mortgage, (ii) the execution by such new Lender of a signature page to this Agreement, and (iii) the replacement by Borrower of Exhibit B reflecting the Commitments of all Lenders (including the new Lender). It shall not be necessary for any other Lender to join in, or consent to, any of the foregoing all of which may be accomplished solely by Borrower and any new Lender acting alone.
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed and delivered to the Lenders in Dallas, Texas, in multiple counterparts effective as of the day and year first above written.
Borrower:
Sable Operating Company

By: ___________________________________
Printed Name: Michael Galvis
Title: Chief Executive Officer

Lenders:
________________________________________

By: ____________________________________
Name, Title

________________________________________

By: ____________________________________
Name, Title

________________________________________

By: ____________________________________
Name, Title

_______________________________________

By: ____________________________________
Name, Title

________________________________________

By: ____________________________________

LIST OF EXHIBITS AND SCHEDULES
EXHIBITS

Exhibit A	Sources and Uses

Exhibit B	Commitments

Exhibit C	Existing Debt

EXHIBIT A

Sources and Uses

EXHIBIT B
COMMITMENTS OF LENDERS
Lender Name:         Commitment:            Percentage:

EXHIBIT C
$2,000,000 Convertible Debentures

48966225.5